EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nationwide Mutual Funds of our report dated December 22, 2025, relating to the financial statements and financial highlights of Nationwide Bond Portfolio, Nationwide Fundamental All Cap Equity Portfolio, Nationwide International Equity Portfolio, Nationwide Large Cap Equity Portfolio and Nationwide U.S. 130/30 Equity Portfolio, which appear in Nationwide Mutual Funds’ Certified Shareholder Reports on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 27, 2026